NOBLE REPORTS SECOND QUARTER 2006 RESULTS
     SUGAR LAND, Texas, July 20, 2006 — PRNewswire-FirstCall — Noble Corporation (NYSE: NE) reported net income for the second quarter of 2006 of $179.8 million, or $1.30 per diluted share, on operating revenues of $517.5 million, compared to net income of $73.3 million, or $0.53 per diluted share, on operating revenues of $344.0 million for the second quarter of 2005. Net income for the six months ended June 30, 2006 was $325.0 million, or $2.35 per diluted share, on operating revenues of $979.4 million, compared to net income of $118.8 million, or $0.87 per diluted share, on operating revenues of $654.3 million for the six months ended June 30, 2005, a 173 percent increase in net income and a 50 percent increase in operating revenues. Our results for the 2006 second quarter and year-to-date include a pre-tax loss of $3.8 million ($0.02 per diluted share after tax) on the sale of the software business of our Maurer Technology Incorporated subsidiary in June 2006.
     At June 30, 2006, the Company’s consolidated balance sheet reflected $3.0 billion in shareholders’ equity, $261.0 million in cash and marketable securities, and $698.6 million in total debt. Net cash provided by operating activities for the six month period ended June 30, 2006 was $370.6 million as compared to $190.2 million in the comparable period of 2005. Debt as a percentage of total capitalization was 19 percent at June 30, 2006, decreasing from 29 percent at December 31, 2005.
     James C. Day, Chairman of the Board and Chief Executive Officer, said, “Our strategic decision in 2001 to reduce our jackup fleet in the U.S. Gulf of Mexico by moving units to regions with greater geological potential clearly has had a positive impact on our financial results. Notwithstanding the moderating shallow water market, the deepwater U.S. Gulf of Mexico continues to be quite active.”

     Net income for the second quarter of 2006 increased 24 percent from the first quarter of 2006 as average dayrates on the Company’s deepwater units continued to increase. Additionally, total operating days increased 2 percent, primarily resulting from the Noble Joe Alford which returned to work in early April after repairing damages caused by Hurricane Rita.
     Compared to the second quarter of 2005, net income for the second quarter of 2006 increased 145 percent due principally to higher dayrates, increased utilization rates across the fleet and additional operating days. In August of 2005, we activated the Noble Mark Burns and also acquired the remaining 50 percent interest in the Noble Harvey Duhaney.
     Offshore contract drilling services revenues from deepwater drilling units (capable of drilling in water depths of 4,000 feet or greater) accounted for approximately 37 percent and 35 percent of the Company’s total contract drilling services revenues for the second quarter of 2006 and 2005, respectively. The Company currently operates five deepwater semisubmersibles in the Gulf of Mexico, one deepwater semisubmersible and three deepwater drillships offshore Brazil, and one deepwater semisubmersible in Nigeria. In addition, the Noble Therald Martin is currently undergoing shipyard upgrades prior to mobilization to Brazil in late July. The Company recently received new commitments for two existing semisubmersibles, the Noble Ton van Langeveld which will work for Venture Production plc (“Venture Production”) in the North Sea at $360,000 per day commencing in or about May 2008, and the Noble Homer Ferrington will work for Anadarko Petroleum Company in Nigeria at a dayrate of $434,000 commencing in or about January 2008. Contract drilling services revenues from international sources accounted for approximately 71 percent and 74 percent of the Company’s total contract drilling services revenues for the second quarter of 2006 and 2005, respectively.
     The average dayrate for the Company’s international jackups was $72,601 in the second quarter of 2006 compared to $51,747 in the second quarter of 2005. Utilization on these units increased slightly to 98 percent in the recent quarter as compared to 97 percent in the second quarter of 2005. The Company recently announced the receipt of a letter of award from Venture Production to enter into a contract to build a F&G JU-2000E enhanced premium jackup. The commitment will have a contract term of two years at a dayrate of $210,000. Venture Production currently plans to deploy the rig in the North Sea. This is the third F&G JU-2000E newbuild jackup the Company plans to deliver over the next three years.
     The average dayrate on the Company’s deepwater units in the U.S. Gulf of Mexico capable of drilling in water depths of 6,000 feet or greater increased 118 percent to $273,779 in the second quarter of 2006 compared to $125,866 in the second quarter of 2005. The deepwater market in the U.S. Gulf and Brazil remains strong.
     Day said, “Worldwide drilling activity should remain strong even though near term commodity prices are under some pressure, most particularly North American natural gas.”
     The Company repurchased 1,000,000 of its ordinary shares in the second quarter at an average price of $68.71 per share, excluding related transaction costs.
     Noble Corporation is a leading provider of diversified services for the oil and gas industry. Contract drilling services are performed with the Company’s fleet of 63 mobile offshore drilling units located in key markets worldwide. This fleet consists of 13 semisubmersibles, three dynamically positioned drillships, 44 jackups and three submersibles. The fleet count includes three F&G JU-2000E enhanced premium newbuild jackups under contract for construction, with scheduled delivery of the first unit in the third quarter of 2007, the second unit in first quarter of 2008 and the third unit in the first quarter of 2009. Approximately 84 percent of the fleet is currently deployed in international markets, principally including the Middle East, Mexico, the North Sea, Brazil, West Africa and India. The Company provides technologically advanced drilling-related products and services designed to create value for our customers. The Company also provides labor contract drilling services, well site and project management services, and engineering services. The Company’s ordinary shares are traded on the New York Stock Exchange under the symbol “NE”.

     This news release may contain “forward-looking statements” about the business, financial performance and prospects of the Company. Statements about the Company’s or management’s plans, intentions, expectations, beliefs, estimates, predictions, or similar expressions for the future are forward-looking statements. No assurance can be given that the outcomes of these forward-looking statements will be realized, and actual results could differ materially from those expressed as a result of various factors. A discussion of these factors, including risks and uncertainties, is set forth from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Additional information on Noble Corporation is available via the worldwide web at http://www.noblecorp.com.

NCA-382
7/20/06

For additional information, contact:
Lee M. Ahlstrom, Vice President – Investor Relations and Planning
Noble Drilling Services Inc.
Noble Corporation, 281-276-6100

NOBLE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

OPERATING REVENUES
Contract drilling services	$476,339	$303,911	$893,971	$566,315
Reimbursables	20,640	18,655	43,712	43,157
Labor contract drilling services	17,967	17,531	35,198	35,672
Engineering, consulting and other	2,568	3,911	6,548	9,189

	517,514	344,008	979,429	654,333

OPERATING COSTS AND EXPENSES
Contract drilling services	181,139	145,907	349,044	289,929
Reimbursables	17,544	16,546	37,596	39,452
Labor contract drilling services	15,175	14,476	30,072	29,665
Engineering, consulting and other	7,270	5,733	10,700	11,621
Depreciation and amortization	62,545	59,529	121,906	115,906
Selling, general and administrative	10,655	10,099	20,940	17,917
Hurricane losses and recoveries, net	—	—	(4,404)	—

	294,328	252,290	565,854	504,490

OPERATING INCOME	223,186	91,718	413,575	149,843

OTHER INCOME (EXPENSE)
Interest expense, net of amount capitalized	(1,773)	(5,192)	(14,252)	(11,127)
Other, net	1,893	2,876	4,394	6,211

INCOME BEFORE INCOME TAXES	223,306	89,402	403,717	144,927
INCOME TAX PROVISION	(43,545)	(16,092)	(78,725)	(26,087)

NET INCOME	$179,761	$73,310	$324,992	$118,840

NET INCOME PER SHARE:
Basic	$1.31	$0.54	$2.38	$0.88
Diluted	$1.30	$0.53	$2.35	$0.87

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	136,800	136,065	136,759	135,637
Diluted	138,297	137,300	138,375	136,936

NOBLE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2006	2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$223,890	$121,845
Investment in marketable securities	37,113	44,457
Accounts receivable	384,172	276,688
Insurance receivables	58,921	51,565
Inventories	4,266	3,940
Prepaid expenses	24,945	10,064
Other current assets	28,765	13,896

Total current assets	762,072	522,455

PROPERTY AND EQUIPMENT
Drilling equipment and facilities	4,596,562	4,178,097
Other	71,318	66,698

	4,667,880	4,244,795
Accumulated depreciation	(1,339,539)	(1,245,776)

	3,328,341	2,999,019

INVESTMENTS IN MARKETABLE SECURITIES	1,555	673,639
OTHER ASSETS	167,215	151,254

	$4,259,183	$4,346,367

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$9,295	$8,972
Accounts payable	118,012	93,914
Accrued payroll and related costs	84,328	78,558
Taxes payable	44,828	45,245
Interest payable	10,264	9,640
Other current liabilities	38,330	23,006

Total current liabilities	305,057	259,335

LONG-TERM DEBT	689,342	1,129,325
DEFERRED INCOME TAXES	239,848	227,589
OTHER LIABILITIES	6,081	6,290

	1,240,328	1,622,539

MINORITY INTEREST	(7,655)	(7,906)

SHAREHOLDERS’ EQUITY
Ordinary shares-par value $0.10 per share	13,680	13,701
Capital in excess of par value	960,191	1,024,470
Retained earnings	2,050,010	1,736,015
Restricted stock (unearned compensation)	—	(17,099)
Accumulated other comprehensive income	2,629	(25,353)

	3,026,510	2,731,734

	$4,259,183	$4,346,367

NOBLE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$324,992	$118,840
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	121,906	115,906
Deferred income tax provision	12,259	9,835
Equity in income of joint venture	—	(2,388)
Distributions received from joint venture	—	2,194
Stock-based compensation expense	10,382	3,365
Other	11,241	1,158
Other changes in current assets and liabilities:
Accounts receivable	(106,945)	(42,624)
Other current assets	(31,205)	(11,347)
Accounts payable	6,011	(8,326)
Other current liabilities	21,919	3,584

Net cash provided by operating activities	370,560	190,197

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions and related capital upgrades	(264,672)	(56,709)
Other capital expenditures	(160,431)	(52,376)
Major maintenance expenditures	(43,782)	(29,078)
Proceeds from sales of property and equipment	—	993
Proceeds from Smedvig Disposition	691,261	—
Investment in marketable securities	—	(23,349)
Proceeds from sales of marketable securities	6,582	106,679
Increase in restricted cash	—	(28,920)

Net cash provided by (used for) investing activities	228,958	(82,760)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on credit facilities	(135,000)	(65,000)
Payments of other long-term debt	(604,404)	(4,108)
Proceeds from issuance of ordinary shares	7,642	53,955
Proceeds from issuance of Senior Notes	295,953	—
Payment of dividends	(10,997)	(5,429)
Repurchases of ordinary shares	(50,667)	—

Net cash used for financing activities	(497,473)	(20,582)

NET INCREASE IN CASH AND CASH EQUIVALENTS	102,045	86,855

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	121,845	58,790

CASH AND CASH EQUIVALENTS, END OF PERIOD	$223,890	$145,645

NOBLE CORPORATION AND SUBSIDIARIES
FINANCIAL AND OPERATIONAL INFORMATION BY SEGMENT
(In thousands, except utilization amounts, operating days and average dayrates)
(Unaudited)

	Three Months Ended June 30,										Three Months Ended March 31,
	2006					2005					2006
	International	Domestic				International	Domestic				International	Domestic
	Contract	Contract	Engineering			Contract	Contract	Engineering			Contract	Contract	Engineering
	Drilling	Drilling	& Consulting	Other	Total	Drilling	Drilling	& Consulting	Other	Total	Drilling	Drilling	& Consulting	Other	Total
OPERATING REVENUES
Contract drilling services	$338,750	$137,589	$—	$—	$476,339	$224,518	$79,393	$—	$—	$303,911	$282,156	$135,476	$—	$—	$417,632
Reimbursables	12,517	2,704	91	5,328	20,640	7,933	4,826	1,884	4,012	18,655	11,981	6,229	20	4,842	23,072
Labor contract drilling services	—	—	—	17,967	17,967	—	—	—	17,531	17,531	—	—	—	17,231	17,231
Engineering, consulting and other	556	105	1,907	—	2,568	761	285	2,865	—	3,911	449	163	3,368	—	3,980

	$351,823	$140,398	$1,998	$23,295	$517,514	$233,212	$84,504	$4,749	$21,543	$344,008	$294,586	$141,868	$3,388	$22,073	$461,915

OPERATING COSTS AND EXPENSES
Contract drilling services	$140,880	$39,741	$6	$512	$181,139	$113,107	$32,800	$—	$—	$145,907	$129,928	$37,977	$—	$—	$167,905
Reimbursables	10,639	2,298	78	4,529	17,544	6,195	4,602	1,919	3,830	16,546	9,257	6,073	10	4,712	20,052
Labor contract drilling services	—	—	—	15,175	15,175	—	—	—	14,476	14,476	—	—	—	14,897	14,897
Engineering, consulting and other	352	(46)	7,161	(197)	7,270	195	134	5,216	188	5,733	124	(110)	3,420	(4)	3,430
Depreciation and amortization	49,328	12,986	190	41	62,545	46,993	11,770	99	667	59,529	46,096	13,143	83	39	59,361
Selling, general and administrative	5,877	3,804	631	343	10,655	7,012	2,513	234	340	10,099	5,574	3,306	167	1,238	10,285
Hurricane losses and recoveries, net	—	—	—	—	—	—	—	—	—	—	—	(4,404)	—	—	(4,404)

	$207,076	$58,783	$8,066	$20,403	$294,328	$173,502	$51,819	$7,468	$19,501	$252,290	$190,979	$55,985	$3,680	$20,882	$271,526

OPERATING STATISTICS
Jackups:
Average Rig Utilization	98%	N/A			98%	97%	100%			97%	100%	86%			99%
Operating Days	3,672	N/A			3,672	3,266	182			3,448	3,510	155			3,665
Average Dayrate	$72,601	N/A			$72,601	$51,747	$60,865			$52,228	$64,887	$101,112			$66,419

Semisubmersibles — (6,000 feet or greater):
Average Rig Utilization	100%	100%			100%	100%	96%			97%	100%	100%			100%
Operating Days	182	364			546	182	348			530	180	360			540
Average Dayrate	$145,698	$273,779			$231,085	$158,779	$125,866			$137,168	$89,261	$241,562			$190,795

Semisubmersibles — (less than 6,000 feet):
Average Rig Utilization	100%	100%			100%	100%	100%			100%	100%	100%			100%
Operating Days	91	168			259	91	182			273	90	180			270
Average Dayrate	$196,709	$128,147			$152,279	$84,742	$77,611			$79,988	$113,430	$124,183			$120,599

Drillships:
Average Rig Utilization	100%	N/A			100%	95%	N/A			95%	100%	N/A			100%
Operating Days	273	N/A			273	260	N/A			260	270	N/A			270
Average Dayrate	$96,313	N/A			$96,313	$72,707	N/A			$72,707	$104,189	N/A			$104,189

Submersibles:
Average Rig Utilization	N/A	97%			97%	N/A	95%			95%	N/A	67%			67%
Operating Days	N/A	264			264	N/A	258			258	N/A	180			180
Average Dayrate	N/A	$61,402			$61,402	N/A	$40,267			$40,267	N/A	$58,506			$58,506

Total:
Average Rig Utilization	98%	99%			98%	97%	97%			97%	100%	88%			98%
Operating Days	4,218	796			5,014	3,799	970			4,769	4,050	875			4,925
Average Dayrate	$80,311	$172,950			$95,011	$59,099	$81,848			$63,726	$69,668	$154,830			$84,798